Exhibit-10.7

Description: Citizens Capital Corp. & DLFA Industries, Inc. Asset Purchase Agreement.

PURCHASE AGREEMENT

This Purchase Agreement (the “Agreement”) is entered into by Citizens Capital Corp., a corporation organized under the laws of the State of Texas hereafter known as (the "Seller") and DLFA Industries Inc., a corporation organized under the laws of the State of Texas hereafter known as (the "Purchaser”) confirms that (the “Purchaser”) and (the “Seller”) have reached an agreement as to the  acquisition, by (the “Purchaser”), and the transfer and sale by (the “Seller”), to (the “Purchaser”), all the tangible and intangible operating assets of the Dream League Football Association, a twenty (20) team, professional football league hereafter known as (the “League”).

Whereas both (the “Seller”) and (the “Purchaser”) have agreed in principle to the following specific terms, said terms are set forth below:

1.  PURCHASE PRICE:

On a date to be agreed upon (the "Closing Date") in which both parties shall attempt to have occur on or before December 31, 2009 unless an extension is mutually agreed upon by both parties, (the “Purchaser”) shall acquire, from (the “Seller”) all of the tangible and intangible operating assets of (the “League”), listed under the sub heading; “Inclusions” of (the “Agreement”) hereof for an aggregate financial consideration in this purchase transaction of fifty million dollars (US $50,000,000). As payment in full in this purchase transaction, (the “Purchaser”) shall hereby agree to issue to (the “Seller”), on or before (the "Closing Date"), the following financial consideration:

a) Five Million (5,000,000) shares of DLFA Industries Inc. common stock @ $0.20 per share; plus

b) Two hundred forty five million (245,000,000) shares of DLFA Industries Inc. common stock @ $0.20 per share.

2.  TERMS:

On or before the fifteenth (15th) day following (the "Closing Date"), as consideration for the aggregate purchase price, (the “Purchaser”) shall:

a) Deliver to (the “Seller”), stock certificates representing an aggregate of two hundred and fifty million (250,000,000) DLFA Industries Inc. common shares.

b) Agree to cause to be filed with the Securities and Exchange Commission (SEC), a Form D notice of securities sales, pursuant to Regulation D of the Securities Act of 1933, as amended, pursuant to the following allocation:

- 5,000,000 shares of DLFA Industries Inc. common stock @ $0.20 per share pursuant to Rule 230.504.
- 245,000,000 shares of DLFA Industries Inc. common stock @ $0.20 per share pursuant to Rule 230.506.

3.  INCLUSIONS:

The transfer and sale by (the “Seller”) of all the tangible and intangible operating assets of (the “League”) shall include the following assets:

1)        Master operational rights for all twenty (20) League teams.
2)        Master marketing rights to all twenty (20) trademark, team logos to include:

Stampede (Austin); Rustlers(Dallas); Drillers(Houston); Warriors (Oklahoma City); River Wranglers(San Antonio); Blackjacks(Las Vegas); Stars(Los Angeles); Mountaineers(Utah); Soldiers(Sacramento); Silicons(San Jose); Gamblers(New Jersey); Gotham Gladiators(New York); Liberty(Philadelphia); Rhinos(Toronto); Vultures(Virginia); Bulldogs(Chicago); Condors(Columbus); Corndoggs(Iowa); Stallions(Kentucky); Cheezheads(Milwaukee).

  3)      National, Regional & Local Television game broadcast rights.
  4)      National, Regional & Local Radio game broadcast rights.
  5)      National, Regional & Local Corporate sponsorship sales rights.
  6)      League and Team Licensed Product Merchandising rights.
  7)      League and Individual Team Website properties rights.
  8)      League and Individual Team; Interactive video games licensing rights.
  9)      Operational and content distribution rights to Dreamleaguefootball.com.
  10)    Operational and master content distribution rights to League TV Network.
  11)    Operational and master content distribution rights to Individual team broadcast channel.
  12)    National, Regional & Local League advertising sales rights.
  13)    Local Team Advertising sales rights.
  14)    All team merchandise inventories on hand.

4.  EXCLUSIONS:

Any and all debts and other liabilities and/or personal effects.

5.  CONDITIONS TO CLOSING:

The consummation of this Purchase shall be subject to the satisfaction of the following conditions:

    A.  The parties shall have received all required approvals and consents from any regulatory authorities, shareholders and/or any involved third parties.

    B.  (The “Purchaser”) and (the “Seller”) shall have executed on or prior to December 31, 2009, unless an extension is mutually agreed upon by both parties, a definitive ("Purchase Agreement") containing the mutually acceptable provisions relating to, among other things, representations, warranties, conditions, and indemnifications customary for a transaction of this nature, shall be in form and substance satisfactory to both the Purchaser and the Seller and shall also be approved by counsel for both parties.

    C.  The truth and accuracy of all representations and warranties and the satisfaction of all conditions.

    D.  The consummation of the purchase on or before December 31, 2009.

    E.  Since December 1, 2009, the assets of (the “Seller”) shall be maintained in the ordinary course of business operations without any material adverse change in the property, business prospects, or earnings.

    F.  Such other matters as the Purchaser and its counsel may deem appropriate and customary or necessary in order to consummate this purchase transaction, including but not limited to quality of title and a due diligence review of the Seller's books and records.

    G.  Review by Purchaser and its accounting representatives of the Financial Statements, tax returns and business operations of the Seller, including but not limited to accounting adjustments.

    H.  From and after the date hereof, upon reasonable prior notice and during normal business hours, the Seller shall grant to the Purchaser and its agents, employees, and designees full and complete access to the books and records and personnel of the Seller. Except as may be required by law or court order, all information so obtained, not otherwise already public, will be held in confidence.

    I. (The “Seller”) shall make available for review all pertinent books; records and asset listings.

    J.  Each party will be responsible for its own expenses in connection with all matters relating to the purchase transaction herein.

    K. (The “Purchaser”) shall have the right to prepay any and all notes, if any, to the Seller, with any accrued interest, without penalty.

Your signature below shall indicate your agreement in principle with the foregoing letter of agreement.

AGREED AND ACCEPTED this 28th day of December 2009.

Citizens Capital Corp.
(The Seller)

By: /s/ Billy D. Hawkins
Billy D. Hawkins, Chief Executive Officer

AGREED AND ACCEPTED this 28th day of December 2009.

DLFA Industries Inc.
(The Purchaser)

By: /s/ Derrick Hayden
Derrick Hayden, Director